Credit Suisse Global Technology Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended August 31, 2003


Portfolio:               Credit Suisse Global Technology Fund
Fund


Security:           China Telecom Corp Ltd. ADR


Date Purchased:               11/07/02


Price Per Share:         $18.60


Shares Purchased
by the Portfolio *:      33,450


Total Principal Purchased
by the Portfolio *:      $622,170


% of Offering Purchased
by the Portfolio:        0.04427%


Broker:                  Morgan Stanley & Co. Inc.



Member:                  CS First Boston